                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                           Bingham Financial Services
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                     BINGHAM FINANCIAL SERVICES CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 20, 2002

     The annual meeting of shareholders of Bingham Financial Services Corporation, a Michigan corporation, will be held at 2:00 p.m., local time, on June 20, 2002, at the Birmingham Community House, 380 South Bates Street, Birmingham, Michigan 48009, for the following purposes:

          1. To elect two Directors to serve until the annual meeting of shareholders to be held in 2005 or until their successors shall have been duly elected and qualified.

          2. To ratify the appointment of Plante & Moran, LLP, as our independent auditors for the 2002 fiscal year.

          3. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

     Our board of directors is not aware of any other business to come before the annual meeting.

     Only holders of record of shares of common stock at the close of business on May 1, 2002 are entitled to notice of the annual meeting and to vote at the annual meeting or at any and all adjournments or postponements thereof. A list of shareholders entitled to vote at the annual meeting will be available to and subject to inspection by any shareholder during the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Gary A. Shiffman
                                          Chairman of the Board and Secretary

Birmingham, Michigan
May 13, 2002

     WHETHER OR NOT YOU PLAN TO ATTEND THE BINGHAM ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS DOCUMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE BINGHAM ANNUAL MEETING.

                     BINGHAM FINANCIAL SERVICES CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 20, 2002

                           PROXIES AND SOLICITATIONS

     This proxy statement is furnished to shareholders of Bingham Financial Services Corporation in connection with the solicitation of proxies by Bingham's board of directors to be used at the annual meeting of shareholders and at any adjournments.

     The executive offices of Bingham are located at 260 East Brown Street, Suite 200, Birmingham, Michigan 48009. The approximate date of mailing of this proxy statement and the enclosed proxy materials to Bingham's shareholders is May 17, 2002.

     All shares of Bingham common stock represented by properly executed proxies in the enclosed form that we receive in time for the annual meeting and that have not been revoked will be voted in accordance with the instructions indicated in the proxies. IF YOU SUBMIT A PROXY WITHOUT DIRECTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE RATIFICATION OF THE INDEPENDENT AUDITORS. In addition, the persons designated in the proxy will have discretion to vote your shares upon any procedural matter relating to the annual meeting, including the right to vote for any adjournment or postponement thereof proposed by the Bingham board of directors, including a postponement and adjournment to solicit additional proxies.

     To submit a written proxy by mail, you should complete, sign, date and mail the proxy card provided with this document in accordance with the instructions set forth on such card.

     Your vote is confidential. The tabulator and inspectors of election are not employees of Bingham, nor are they affiliated with Bingham in any way. However, Bingham may be advised of whether you have voted. Also, your vote may be disclosed to Bingham if a contested proxy solicitation occurs or if a disclosure is required by law.

     Any person who submits a proxy may revoke it any time before it is voted:

     - by giving written notice of revocation to Bingham, addressed to our Corporate Secretary, 260 East Brown Street, Suite 200, Birmingham, Michigan 48009;

     - by submitting a later-dated proxy with voting instructions by mail, if the proxy is received before the annual meeting; or

     - by VOTING in person at the annual meeting; a proxy is not revoked by simply ATTENDING the Bingham annual meeting.

     Shareholders who have instructed a broker to vote their shares must follow directions received from their broker to change or revoke their proxy.

     In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegram, by directors, officers and employees of Bingham. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Bingham's common stock held of record by those persons, and Bingham may reimburse those persons for reasonable out-of-pocket expenses incurred in forwarding material. Bingham anticipates that fees and expenses for these parties will not exceed $1,000. Bingham will bear the costs of all proxy solicitation.

                           TIME AND PLACE OF MEETING

     The Annual Meeting will be held at the Birmingham Community House, 380 South Bates Street, Birmingham, Michigan 48009, on June 20, 2002, at 2:00 p.m., local time.

                               VOTING RIGHTS AND
                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     Only shareholders of record at the close of business on May 1, 2002 are entitled to notice of and to vote at the annual meeting or at any adjournments. As of that date, Bingham had 2,476,321 shares of common stock issued, outstanding and entitled to vote held by 64 holders of record. Each outstanding share entitles the record holder to one vote. Shares cannot be voted at the annual meeting unless the holder is present in person or represented by proxy. The presence, in person or by proxy, of shareholders entitled to vote a majority of the voting shares that are outstanding and entitled to vote will constitute a quorum.

     Directors will be elected by a plurality of the votes cast at the annual meeting, meaning the two nominees receiving the most votes will be elected directors. Broker non-votes (i.e., proxies from brokers or nominees indicating that those persons have not received instructions from the beneficial owners or other persons as to certain proposals on which the beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without instructions), abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

     Information concerning principal holders of Bingham's common stock is discussed under "Security Ownership of Certain Beneficial Owners and Management."

                           INCORPORATION BY REFERENCE

     To the extent this proxy statement has been or will be specifically incorporated by reference into any filing by Bingham under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled "Report of the Compensation Committee on Executive Compensation" and "Shareholder Return Performance Presentation" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                                 ANNUAL REPORT

     Shareholders are concurrently being furnished with a copy of the Company's 2001 Annual Report on Form 10-K for the year ended December 31, 2001, as amended, which contains our audited financial statements as of December 31, 2001. In addition, copies of our Annual Report on Form 10-K for the year ended December 31, 2001, as amended, as filed with the Securities and Exchange Commission (the "SEC"), will be sent to any shareholder, without charge, upon written request to our Corporate Secretary, 260 East Brown, Suite 200, Birmingham, Michigan 48009.

                   MATTERS TO COME BEFORE THE ANNUAL MEETING

                             ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     Two directors will be elected at the annual meeting to serve for three-year terms beginning at the annual meeting and expiring at the 2005 annual shareholders meeting. It is proposed that these positions be filled by persons nominated to the board of directors by management. Each director will be elected by the affirmative vote of a plurality of the votes cast at the annual meeting. Therefore, if a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. Proxies will be tabulated by Bingham's transfer agent. The inspector of elections appointed at the annual meeting will then combine the proxy votes with the votes cast at the annual meeting.

     If either of the nominees are unavailable to serve for any reason, then a valid proxy may be voted for the election of such other persons as the person or persons voting the proxy may deem advisable in their best judgment. Management has no present knowledge that either of the persons named will be unavailable to serve. In any event, the enclosed proxy can be voted for only the two nominees named in this document or their substitutes.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW. Proxies solicited by the board will be voted "for" the nominees unless instructions to withhold or to the contrary are given.

     The following table identifies each incumbent director and nominee for election to the board at the annual meeting. Each director has served continuously from the date of his election to the present time.

                    NAME                                               OFFICE
                    ----                                               ------
Mark A. Gordon...............................    Director
Brian M. Hermelin............................    Director
Ronald A. Klein*.............................    Director, President and Chief Executive Officer
Robert H. Orley..............................    Director
Gary A. Shiffman.............................    Chairman of the Board and Secretary
Arthur A. Weiss*.............................    Director

-------------------------

*  Nominee for election at the annual meeting.

     Mark A. Gordon, 56, has been a director of Bingham since February 1999. He is currently a member of Bingham's Audit Committee. Mr. Gordon has been with The Budd Company, an automotive parts manufacturer, since 1976 and currently holds the position of Assistant General Counsel. Previously, he was President of Budd Financial Corporation, a financial services affiliate of The Budd Company. Mr. Gordon is a certified public accountant and an attorney. Before his employment with The Budd Company, Mr. Gordon was a tax specialist with the public accounting firms KPMG Peat Marwick and Coopers & Lybrand.

     Brian M. Hermelin, 37, has been a director of Bingham since October 1997. He is a member of Bingham's Audit Committee and Compensation Committee. Since 1997, Mr. Hermelin has been Chief Operating Officer and a director of USA Jet Airlines Inc., a cargo airline that also operates Active Aero Charter, an air charter broker and logistics provider. Mr. Hermelin is also currently serving as president and Co-CEO of USA Jet Airlines, Inc. From 1992 to 1997, Mr. Hermelin provided acquisition analysis, strategic planning and business development services through various consulting arrangements. Mr. Hermelin is Mr. Orley's brother-in-law.

     Ronald A. Klein, 44, has been a director and the Chief Executive Officer of Bingham since February 1999. He was named Bingham's President in June 1999. He is a member of Bingham's Nominating Committee. Since 1994, he has been the Managing Director of Equity Growth L.L.C., a private real estate investment company. From 1990 to 1994, Mr. Klein served as Executive Vice President of Alaron Inc., an international distributor of consumer electronics. From 1985 to 1990, Mr. Klein was a member of the Chicago Board Options Exchange. Mr. Klein has also served as the Managing Director of a financial derivatives trading firm and, before 1985, he was in the private practice of law.

     Robert H. Orley, 46, has been a director of Bingham since October 1997. He is a member of Bingham's Audit Committee and Compensation Committee. Mr. Orley is the Executive Vice President of the Oxford Investment Group, Inc., where since 1985, he has supervised the legal, administrative, taxation and financial reporting aspects of Oxford's business portfolio and acquisition searches. Since 1984, Mr. Orley has also been Vice President and a director of Real Estate Interests, Inc., a real estate development and management company affiliated with Oxford. Mr. Orley is Mr. Hermelin's brother-in-law.

     Gary A. Shiffman, 47, has been the Chairman of the Board of Bingham since August 1996. He is a member of Bingham's Nominating Committee. Mr. Shiffman has been the Secretary of Bingham since 1997. Since 1994, Mr. Shiffman has been the Chief Executive Officer and a director of Sun Communities, Inc., a publicly held REIT with its stock traded on the New York Stock Exchange. Since March 2000, Mr. Shiffman has served as Chairman of the Board of Sun. He has been actively involved in the management, acquisition, financing, construction and development of manufactured housing communities for over 15 years. He has overseen the land acquisition, rezoning, development and marketing of numerous manufactured home expansion projects. In addition, Mr. Shiffman has extensive experience in the debt and capital markets and retains significant interests in a diverse portfolio of real estate assets.

     Arthur A. Weiss, 53, has been a director of Bingham since February 1998. He is a member of Bingham's Nominating Committee and Compensation Committee. Since 1976, Mr. Weiss has practiced law with, and is currently a stockholder of, the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, which represents Bingham in various matters. Mr. Weiss is also a director of Sun.

     To the best of Bingham's knowledge, there are no material proceedings to which any nominee is a party, or has a material interest, adverse to Bingham. To the best of Bingham's knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

                       BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors is divided into three classes, as equal in number as possible. At each annual meeting, the successors to the class of directors whose terms expire at that meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

     Messrs. Weiss and Klein have terms expiring at the annual meeting and are nominees for the class to hold office for a term expiring at the annual meeting of shareholders to be held in 2005. Messrs. Shiffman and Orley have terms expiring at the annual meeting of shareholders to be held in

2003 and Messrs. Gordon and Hermelin have terms expiring at the annual meeting of shareholders to be held in 2004.

     The board met eight times during the year ended December 31, 2001 and took various actions by written consent without a meeting during those periods. All incumbent directors attended at least 75% of the meetings of the board and of each committee on which they served.

     Committees made up of members of the board perform several important functions of the board of directors. Our bylaws authorize the formation of committees and grant the board the authority to prescribe the functions and standards for membership of each committee. In addition, the board appoints the members of each committee. The board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

AUDIT COMMITTEE

     The Audit Committee:

     - annually recommends a firm of independent public accountants to the board of directors to act as auditors of Bingham;

     - reviews the scope of the annual audit with the auditors in advance of the audit;

     - generally reviews the results of the audit and the adequacy of our accounting, financial and operating controls;

     - reviews our accounting and reporting principles, policies and practices; and

     - performs such other duties as may be delegated to it by the board.

     Currently, the Audit Committee is comprised of Messrs. Gordon, Hermelin and Orley. The Audit Committee held four formal meetings during the fiscal year ended December 31, 2001.

COMPENSATION COMMITTEE

     The Compensation Committee:

     - reviews and modifies the compensation (including salaries and bonuses) of our officers as initially set by our President;

     - administers our stock option plan; and

     - performs such other duties as may be delegated to it by the board.

     Currently, the Compensation Committee is comprised of Messrs. Hermelin, Orley and Weiss. During the fiscal year ended December 31, 2001, the Compensation Committee did not hold any formal meetings but took various actions by written consent without a meeting.

NOMINATING COMMITTEE

     The Nominating Committee:

     - nominates persons for election or appointment to the office of director of Bingham; and

     - performs such other duties as may be delegated to it by the board.

     Currently, the Nominating Committee is comprised of Messrs. Shiffman, Weiss and Klein. During the fiscal year ended December 31, 2001, the Nominating Committee did not hold any formal meetings but took various actions by written consent without a meeting. The Nominating Committee will consider nominees recommended by shareholders who comply with the procedures described below under "General Information -- Shareholders' Proposals."

                             DIRECTOR COMPENSATION

     Directors who are not employees of Bingham were entitled to an annual retainer fee of $12,000, payable $3,000 per calendar quarter. Messrs. Gordon, Hermelin and Orley each earned directors' fees of $12,000 for services during the fiscal year ended December 31, 2001. Although Mr. Weiss earned director's fees of the same amounts for services during this period, he declined such fees. Directors serving during the fiscal year ending December 31, 2002, will not receive an annual retainer fee.

                          MANAGEMENT AND COMPENSATION

EXECUTIVE OFFICERS

     The following table sets forth information about executive officers and other key employees of Bingham:

                        NAME                                            OFFICE
                        ----                                            ------
Ronald A. Klein......................................    President and Chief Executive Officer
Gary A. Shiffman.....................................    Chairman of the Board and Secretary
W. Anderson Geater...................................    Chief Financial Officer and Treasurer
J. Peter Scherer.....................................    Chief Operating Officer

     See above for background information for Messrs. Shiffman and Klein.

     W. Anderson Geater, 53, has been Bingham's Chief Financial Officer and Treasurer since May 2000. From 1994 through April 2000, Mr. Geater was the Chief Financial Officer and Chief Administrative Officer of UFS Holdings, LLC and Central Park Capital, LLC. UFS Holdings provides a wide range of support services to financial institutions related to mortgage products. Central Park Capital originates commercial real estate mortgage loans. From 1991 to 1993, Mr. Geater was the Chief Operating Officer of First Mortgage Strategies Group, Inc., which provides support services related to mortgage products. From 1990 to 1991, he was the director of financial services for Pannell Kerr Forster, a public accounting firm. From 1975 to 1990, he was Executive Vice President and Chief Financial Officer of Leader Federal Bank for Savings, a national savings bank. Before joining Leader Federal Bank, Mr. Geater was an audit supervisor with the public accounting firm of KPMG Peat Marwick.

     J. Peter Scherer, 52, has been Bingham's Chief Operating Officer since October 1999. From 1984 through 1998 he served in various capacities at The Taubman Company, a publicly-traded company engaged in the ownership, management, leasing, acquisition, development, and expansion of regional shopping centers. Mr. Scherer was most recently Senior Vice President and chairman of the asset management group at Taubman. From 1976 to 1980 and from 1980 to 1984 Mr. Scherer was an attorney with American Motors Corporation and Volkswagen of America, Inc., respectively.

     To the best of Bingham's knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years.

                           SUMMARY COMPENSATION TABLE

EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid to our Chief Executive Officer and our four highest paid other executive officers whose remuneration from Bingham exceeded $100,000 during the last three fiscal years (the "Named Executive Officers"). Effective February 4, 2000, Bingham changed its fiscal year end from September 30 to December 31. The information in the following tables is presented for the fiscal year ended September 30, 1999, the three months ended December 31, 1999 (the "Stub Period"), the fiscal year ended December 31, 2000, and the fiscal year ended December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                      --------------------------
                                            ANNUAL COMPENSATION       RESTRICTED        SHARES
                               FISCAL       --------------------        STOCK         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR         SALARY      BONUS          AWARDS        OPTIONS(#)      COMPENSATION
---------------------------  -----------    --------    --------      ----------      ----------      ------------
Ronald A. Klein..........     9/30/1999     $105,000    $ 50,000       $145,000(1)       5,000(2)            --
  President and Chief        Stub Period      37,500      50,000             --         30,000(2)            --
  Executive Officer          12/31/2000      250,000     150,000             --             --               --
                             12/31/2001      275,000      50,000             --             --               --
Daniel E. Bober (3)......     9/30/1999      155,625     150,000(4)          --             --           25,000(5)
  Vice President             Stub Period      65,846          --             --             --           25,000(5)
                             12/31/2000      165,375     105,882             --             --           25,000(5)
                             12/31/2001       79,587     167,647             --             --           10,416(5)
Creighton J. Weber(6)....     9/30/1999      155,625     150,000(7)          --             --           25,000(8)
  Vice President             Stub Period      65,846          --             --             --           25,000(8)
                             12/31/2000      165,375     105,882             --             --           25,000(8)
                             12/31/2001       79,587     257,866                                         10,416(8)
W. Anderson Geater, Jr. ...   9/30/1999           --          --             --             --               --
  Chief Financial Officer    Stub Period          --          --             --             --               --
                             12/31/2000      106,250      50,000             --         10,000(9)            --
                             12/31/2001      165,000     175,000             --             --               --
J. Peter Scherer.........     9/30/1999           --          --             --             --               --
  Chief Operating            Stub Period      31,250       1,442        100,000(10)      2,500(11)           --
  Officer                    12/31/2000      131,250      55,000             --         10,000(11)           --
                             12/31/2001      160,000     150,000                                             --

-------------------------

 (1) On April 14, 1999, Bingham granted Mr. Klein 10,000 shares of restricted stock. As of December 31, 2001, the value of these restricted shares (as determined in accordance with the rules promulgated by the SEC) was $15,000. If dividends on Bingham's common stock are paid, Mr. Klein has the right to receive any dividends paid on these restricted shares.

 (2) These options were terminated as of December 31, 2001.

 (3) Mr. Bober resigned as a director and executive officer of Bingham as of June 13, 2001.

 (4) Mr. Bober earned this bonus for services rendered to Bingham for the period from March of 1998 through March of 1999. This bonus was paid in 17 equal monthly installments beginning September 1, 1999.

 (5) Represents contribution to an annuity plan of Mr. Bober's choice.

 (6) Mr. Weber resigned as a director and executive officer of Bingham as of June 13, 2001.

 (7) Mr. Weber earned this bonus for services rendered to Bingham for the period from March of 1998 through March of 1999. This bonus was paid in 17 equal monthly installments beginning September 1, 1999.

 (8) Represents contribution to an annuity plan of Mr. Weber's choice.

 (9) These options were terminated as of December 31, 2001.

(10) On October 1, 1999, Bingham granted Mr. Scherer 9,709 shares of restricted stock. As of December 31, 2001, the value of these restricted shares (as determined in accordance with the rules promulgated by the SEC) was $14,564. If dividends on Bingham's common stock are paid, Mr. Scherer has the right to receive any dividends paid on these restricted shares.

(11) These options were terminated as of December 31, 2001.

                                 STOCK OPTIONS

     All stock options held by the Named Executive Officers were terminated as of December 31, 2001.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since December 13, 2000, the members of the Compensation Committee of our board of directors have been Messrs. Hermelin, Orley and Weiss. Mr. Weiss' law firm provided services to Bingham in fiscal year ended December 31, 2001. Please see "Certain Relationships and Related Party Transactions."

                             EMPLOYMENT AGREEMENTS

     Ronald A. Klein

     We have entered into an employment agreement with Ronald A. Klein under which Mr. Klein serves as Bingham's Chief Executive Officer and President. Mr. Klein's employment agreement is for an initial term of three years ending December 31, 2002. The term is automatically renewed for successive one year periods unless either party terminates the agreement. Mr. Klein's annual base salary in the first, second and third year of the agreement is $250,000, $275,000 and $300,000, respectively. After the third year, the base salary will be increased by 5% or more per year as determined by our board. Mr. Klein will be paid an annual bonus under the terms of an executive bonus plan to be agreed upon by us and Mr. Klein. The agreement provides for a cash payment of up to
2.99 times Mr. Klein's base salary if there is a change in control of Bingham. Mr. Klein's employment agreement precludes him for the term of the agreement plus 18 months, from diverting business from Bingham or its subsidiaries or inducing anyone to leave the employment of Bingham or its subsidiaries.

     In connection with the recapitalization of Bingham, Mr. Klein and the Company have been in negotiations regarding his employment agreement. No definitive agreement has been signed.

                             AUDIT COMMITTEE REPORT

     Our board of directors maintains an Audit Committee comprised of three of our outside directors. The board of directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rules of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirement that audit committee members all be "independent directors."

     In accordance with its written charter adopted by the board of directors, the Audit Committee assists the board of directors with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

     - reviewed and discussed the audited financial statements with management;

     - discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

     - reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC.

     The Audit Committee presents the following summary of all fees billed by Plante & Moran, LLP, Bingham's auditors, during the fiscal year ended December 31, 2001:

     - Audit Fees (for the audit of the 2001 financial statements and quarterly reviews) -- $119,500.

     - Financial Information Systems Design and Implementation Fees -- none.

     - All Other Fees -- $43,910.

     The Audit Committee has considered and determined that the level of Plante & Moran fees for provision of services other than the audit and the quarterly review services is compatible with maintaining the auditor's independence. The Audit Committee has also approved the selection of Plante & Moran as Bingham's independent auditor for the year ended December 31, 2002.

                                          Respectfully submitted,

                                          Mark A. Gordon
                                          Brian M. Hermelin
                                          Robert H. Orley

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

POLICY OF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee of the board of directors, which is comprised of non-employee directors, Messrs. Hermelin, Orley and Weiss, administers the executive compensation program. The program supports our commitment to providing superior shareholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to us, and to accomplish our short and long term objectives. The Compensation Committee attempts to structure a compensation program for us that will reward our top executives with bonuses and stock and option awards upon attainment of specified goals and objectives while striving to maintain salaries at reasonably competitive levels. During the fiscal year ended December 31, 2001, the Compensation Committee did not hold any formal meetings but took various actions by written consent without a meeting.

     In reviewing the compensation to be paid to our executive officers during the fiscal year ended December 31, 2001, the Compensation Committee sought to ensure that executive officers were rewarded for long-term strategic management, for increasing Bingham's value for our shareholders, and for achieving internal goals established by the board of directors.

     The key components of executive officer compensation are salary, bonuses and stock option awards. Salary is generally based on factors such as an individual officer's level of responsibility, prior years' compensation, comparison to compensation of other Bingham officers, and compensation provided at competitive companies and companies of similar size. Bonuses and stock option awards are intended to reward exceptional performances. Benchmarks for determining base salary and bonus levels include performance of Bingham's operations, strength of the balance sheet and creation of shareholder value. Stock option awards are also intended to increase an officer's interest in our long-term success as measured by the market and book value of its common stock. Stock awards may be granted to our and our subsidiaries' officers, employees, directors and consultants under our stock option plan. Stock awards may be stock options, stock appreciation rights, restricted share rights or any variation thereof.

CEO COMPENSATION

     Ronald A. Klein served as Chief Executive Officer during the year ended December 31, 2001. Mr. Klein was paid a salary of $275,000 and an incentive-based bonus of $150,000 during the year ended December 31, 2001. The Compensation Committee believes that Mr. Klein's total compensation for the year ended December 31, 2001 was appropriate for his position, particularly in view of his performance. Bingham and Mr. Klein entered into an employment agreement as of January 1, 2000. See "Employment Agreements."

                                          Respectfully submitted,

                                          Brian M. Hermelin
                                          Robert H. Orley
                                          Arthur A. Weiss

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph below compares the yearly percentage change in the cumulative total shareholder return on Bingham's common stock against the cumulative total return of a broad market index composed of all issuers listed on the Nasdaq SmallCap Market, the SNL Commercial Lenders Index (and industry index composed of 44 publicly-traded commercial mortgage companies), and the SNL All Mortgage Bank Index (an industry index composed of 22 publicly-traded companies), for the period starting on November 13, 1997 (the date of Bingham's initial public offering) and ending on December 31, 2001. This line graph assumes a $100 investment on November 13, 1997, a reinvestment of dividends and actual increase of the market value of Bingham's common stock relative to an initial investment of $100. The comparisons in this table are required by the SEC and are not intended to predict future performance of Bingham's common stock.

                            TOTAL RETURN PERFORMANCE

                                  [BAR GRAPH]

---------------------------------------------------------------------------------------------------------------
                                                                     Period Ending
                                        -----------------------------------------------------------------------
                                         11/13/97    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
---------------------------------------------------------------------------------------------------------------
 Bingham Financial Services Corporation   100.00       98.67      148.72       92.31       23.08       15.38
 NASDAQ -- Total US*                      100.00      101.13      142.58      264.96      159.37      126.46
 SNL Commercial Lenders Index             100.00      106.38       93.63      101.65       44.89       41.84
 SNL All Mortgage Bank Index              100.00       94.57       61.28       39.91       59.34       53.46

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC and Nasdaq. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, we believe that during the year ended December 31, 2001, our directors, executive officers and beneficial owners of more than 10% of our common stock timely filed all required reports, except that Arthur Weiss filed one report late with the SEC.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Based upon information available to us, the following table shows, as of May 1, 2002, the shareholdings of:

     - each person known to us to be the beneficial owner of more than 5% of our common stock;

     - each of our directors;

     - the Named Executive Officers; and

     - all of our executive officers and directors as a group.

     Unless otherwise indicated, the address of the beneficial owners is: c/o Bingham Financial Services Corporation, 260 E. Brown, Suite 200, Birmingham, Michigan 48009.

                                                     AMOUNT AND NATURE OF     PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP    OUTSTANDING SHARES(1)
-------------------------------------------------          -------                   -----
Gary A. Shiffman.................................          131,516                    5.31%
31700 Middlebelt Road, Suite 145
Farmington Hills, MI 48334
Ronald A. Klein..................................           18,300(2)                    *
Robert H. Orley..................................           87,500(3)                 3.53
2000 North Woodward, Suite 130
Bloomfield Hills, MI 48304
Brian M. Hermelin................................          132,000(4)                 5.33
2064 D Street
Belleville, MI 48111
Arthur A. Weiss..................................           92,500(5)                 3.73
One Woodward Avenue, Suite 2400
Detroit, MI 48226
Mark A. Gordon...................................               --                       *
3155 W. Big Beaver Road
Troy, Michigan 48084
W. Anderson Geater, Jr. .........................               --                       *
J. Peter Scherer.................................            9,709                       *
Daniel E. Bober..................................          113,784(6)                 4.59
260 E. Brown Street, Suite 200
Birmingham, MI 48009
Creighton J. Weber...............................          113,584(7)                 4.59
260 E. Brown Street, Suite 200
Birmingham, MI 48009
Lois T. Shiffman.................................          292,134(8)                11.80
5315 Isle Royale Ct.
West Bloomfield, MI 48323
All current executive officers and directors as a
  group (8 persons)(9)...........................          520,945                    21.0

-------------------------

 *  Less than 1% of the outstanding shares.

(1) In accordance with SEC regulations, the percentage calculations are based on 2,476,321 shares of common stock issued and outstanding as of May 1, 2002.

(2) Includes 1,000 shares of common stock held by a trust for the benefit of Mr. Klein's wife.

(3) Includes 60,000 shares held by the Four O Group, L.L.C., a Michigan limited liability company, which are attributable to Mr. Orley because he is the manager of the limited liability company. Includes 7,500 shares held by Mr. Orley's wife which are attributable to him.

(4) Includes 70,000 shares of common stock held by Kamar J. Fabri, a Michigan limited partnership, and 18,000 shares of common stock held by Lamm Investments, a Michigan limited partnership, which are attributable to Mr. Hermelin because he is the President of Gamm, Inc. a Michigan corporation and the general partner of the partnerships.

(5) Includes 22,500 shares of common stock held by the 1997 Shiffman Charitable Remainder Trust, of which Mr. Weiss is the co-trustee; and 67,000 shares of common stock owned by the Estate of Milton M. Shiffman, of which Mr. Weiss is the co-personal representative. Mr. Weiss disclaims beneficial ownership of all such shares.

(6) Includes 200 shares of common stock held by two trusts for the benefit of Mr. Bober's children, as to which beneficial ownership is disclaimed. Mr. Bober resigned as a director and executive officer of Bingham as of June 13, 2001.

(7) Mr. Weber resigned as a director and executive officer of Bingham as of June 13, 2001.

(8) Includes 22,500 shares of common stock held by the 1997 Shiffman Charitable Remainder Trust, of which Mrs. Shiffman is the co-trustee, and 67,000 shares of common stock held by the Estate of Milton M. Shiffman, of which Mrs. Shiffman is a co-personal representative.

(9) Includes 138,920 shares of common stock owned by executive officers and directors with respect to which beneficial ownership is disclaimed. Does not include holdings of Mr. Bober or Mr. Weber, each of whom resigned as a director and executive officer of Bingham as of June 13, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION

     In July 2001, we entered into an investment agreement with three investors, SUI TRS, Inc., Shiffman Family LLC and Woodward Holding LLC, under which we agreed to recapitalize our operating subsidiaries. Certain of our officers and directors are affiliated with SUI TRS and Shiffman Family LLC. Gary A. Shiffman, Bingham's Chairman of the Board and Secretary, and Arthur A. Weiss, a director of Bingham, are affiliated with other members of Origen LLC that received interests in Origen LLC in connection with the recapitalization of our operating subsidiaries. Mr. Shiffman is also a manager of Origen LLC. Shiffman Family LLC purchased approximately an 8.4% equity interest in Origen LLC for approximately $4.2 million. Shiffman Family LLC is owned and controlled by Mr. Shiffman and members of his immediate family. SUI TRS, Inc. purchased approximately a 30% equity interest in Origen LLC for approximately $15 million. SUI TRS is wholly-owned by Sun Home Services, Inc. Sun Communities Operating Limited Partnership owns all of the non-voting preferred stock of Sun Home Services, which entitles Sun Communities Operating Limited Partnership to 95% of the cash flow from the operating activities of Sun Home Services (including the operating activities of SUI TRS) and effectively an approximate 30% interest in

Origen LLC. Sun Communities, Inc., of which Mr. Shiffman is a director and officer and Mr. Weiss is a director, is the general partner of Sun Communities Operating Limited Partnership. Mr. Shiffman and the Estate of Milton M. Shiffman, his father, own all of the voting common stock of Sun Home Services, which entitles them to 5% of the cash flow from the operating activities of Sun Home Services (including the operating activities of SUI TRS) and effectively an approximate 1.6% interest in Origen LLC. Mr. Weiss is a personal representative of the Estate of Milton M. Shiffman.

     SUI TRS, Shiffman Family LLC and Woodward Holding have an option to buy our ownership interest in Origen LLC between 36 and 60 months from December 18, 2001. The purchase price of our interest would be its fair market value as determined by an appraiser selected by Origen LLC's managers. We control only two of the five votes of the managers and at least two of the remaining three votes will be controlled by the parties who hold the option. While the appraiser must be an independent investment banking firm, the purchasers of our interest would have greater influence in selecting the appraiser than we would.

LINE OF CREDIT WITH SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP AND WOODWARD HOLDINGS

     Through December 18, 2001, Sun Communities Operating Limited Partnership provided financing to us through three separate facilities: a $4.0 million subordinated term loan, bearing interest at 9.75% per annum; a $10.0 million subordinated demand line of credit, bearing interest at a rate of LIBOR plus a spread; and a $50.0 million subordinated demand line of credit, bearing interest at a rate of LIBOR plus a spread. The funds from the capital contributions to Origen LLC received in connection with the recapitalization were used to repay a substantial portion of this debt.

     The remaining balance of this debt (approximately $11.4 million) was restructured into a $21.25 million line of credit extended by Sun Communities Operating Limited Partnership to Origen, Inc. and Origen LLC as co-borrowers. The line of credit will terminate on December 18, 2002 and the outstanding balance bears interest at a rate of LIBOR plus 700 basis points, with a minimum interest rate of 11% and a maximum interest rate of 15%. The line of credit is secured by a security interest in substantially all of each borrower's assets. Sun Communities Operating Limited Partnership and Woodward Holdings, a member of Origen LLC, have entered into a participation agreement under which Sun Communities Operating Limited Partnership will loan up to approximately 59% of the borrowing limit (or $12.5 million) and Woodward Holdings will loan up to approximately 41% of the borrowing limit (or $8.75 million) under the line of credit. Sun Communities Operating Limited Partnership and Woodward Holdings jointly administer the line of credit. We have guaranteed the obligations of the borrowers under the line of credit and have granted the lenders a security interest in substantially all of its assets as security for the guaranty.

PROFESSIONAL FEES

     During the fiscal year ended December 31, 2001, the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, acted as our general counsel and represented us in various matters. Arthur A. Weiss, one of our directors, is a shareholder of Jaffe, Raitt, Heuer & Weiss.

                      RATIFICATION OF INDEPENDENT AUDITOR
                                 (PROPOSAL TWO)

     The firm of Plante & Moran, LLP served as our independent auditor for the fiscal year ended December 31, 2001. The board of directors has selected Plante & Moran to continue in this capacity for the fiscal year ending December 31, 2002. Although the selection of Plante & Moran is not required to be submitted to a vote of the shareholders, the board of directors believes it appropriate as a matter of policy to request that the shareholders ratify the selection of the independent auditor. Accordingly, we are asking the stockholders to ratify the selection of Plante & Moran as independent auditor.

     Representatives of Plante & Moran are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The affirmative vote of the holders of a majority of shares of common stock issued and outstanding is required to ratify the appointment of Plante & Moran as independent auditor.

     If the appointment of Plante & Moran as independent auditor for fiscal 2002 is not ratified by the shareholders, the board of directors will consider other auditors for our next fiscal year. However, because of the difficulty in making any substitution of auditor for the current year, the appointment of Plante & Moran for fiscal 2002 will stand, unless the board of directors finds other reason for making a change.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PLANTE & MORAN AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002. Proxies solicited by the board will be voted "for" the nominees unless instructions to withhold or to the contrary are given.

                              GENERAL INFORMATION

SHAREHOLDERS' PROPOSALS

     Any and all shareholder proposals for inclusion in the proxy materials for Bingham's next annual meeting of shareholders to be held in 2003 must comply with the rules and regulations promulgated under the Securities Exchange Act of 1934. Proposals should be addressed to Bingham's Secretary. Proposals must be received by Bingham, at its offices at 260 East Brown Street, Suite 200, Birmingham, Michigan 48009, not later than December 1, 2002.

     Bingham's bylaws also contain certain provisions that affect shareholder proposals. Bingham's bylaws provide that: (a) with respect to an annual meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only
(i) pursuant to Bingham's notice of the meeting, (ii) by the board of directors, or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and (b) with respect to special meetings of shareholders, only the business specified in Bingham's notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the board of directors may be made only (i) by the board of directors, or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

OTHER MATTERS

     Shareholders are being furnished with copies of our Annual Report on Form 10-K, for the year ended December 31, 2001, which contains financial statements for the period then ended.

     Management knows of no matters which will be presented for consideration at the annual meeting other than those stated in the notice of meeting. However, if any other matters do properly come before the annual meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters, should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the meeting, including any decisions to adjourn the meeting.

     WE REQUEST THAT SHAREHOLDERS COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                          By Order of the Board of Directors

                                          Gary A. Shiffman
                                          Chairman of the Board and Secretary

Dated: May 13, 2002

                            BINGHAM FINANCIAL SERVICES CORPORATION


Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. There are issues related to the management and operation of the Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, June 20, 2002.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Bingham Financial Services Corporation








             -- Please Detach and Mail in the Envelope Provided --



A /X/  PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

                                          WITHHOLD
                      FOR                AUTHORITY
                  all nominees    to vote for all nominees
                  listed at right        listed at right.
 1.  Election                                                NOMINEES:       Ronald A. Klein
     of                / /                  / /
     Directors.                                                              Arthur A. Weiss
  NOTE: IF YOU DO NOT WISH YOUR SHARES
  VOTED "FOR" A PARTICULAR NOMINEE, MARK
  THE "FOR ALL NOMINEES" BOX AND STRIKE
  A LINE THROUGH THAT NOMINEE'S NAME.
  YOUR SHARES WILL BE VOTED "FOR" THE
  REMAINING NOMINEES.
                                                    FOR    AGAINST  ABSTAIN
2.  The ratification of the appointment of Plante   / /      / /      / /
    & Moran, LLP as independent auditors for
    the fiscal year ending December 31, 2002.

3. The above-appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.

Mark box at right if an address change or comment has been noted on the         / /
reverse side of this card.



_________________________________________________   ____________________________ Date _____________________________________
                  SHAREHOLDER SIGN HERE                 CO-OWNER SIGN HERE
NOTE: Please be sure to sign and date this Proxy.

                     BINGHAM FINANCIAL SERVICES CORPORATION
                       SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 20, 2002

The undersigned hereby appoints Ronald A. Klein and Gary A. Shiffman, or either of them, as attorneys and proxies of the undersigned shareholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Bingham Financial Services Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held at Birmingham Community House, 380 East Bates Street, Birmingham, MI 48009, on Thursday, June 20, 2002, and at any adjournments thereof.

The undersigned shareholder acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated May 17, 2002.

The giving of this Proxy does not affect the right of the undersigned shareholder to vote in person should the undersigned shareholder attend the Annual Meeting. This Proxy may be revoked at any time before it is voted.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.
       NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.




HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS

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